Exhibit 23.4

DEGOLYER AND MACNAUGHTON

5001 SPRIG VALLEY ROAD

SUITE 800 EAST

DALLAS, TEXAS 75244

Statoil ASA

Forusbeen 50

N-4035 Stavanger

Norway

Ladies and Gentlemen:

We hereby consent to the references to DeGolyer and MacNaughton under the heading “Experts” in the Statoil ASA and Statoil Petroleum AS United States Securities and Exchange Commission Registration Statement on Form F-3 and the incorporation by reference therein of our third-party letter report dated February 14, 2017, concerning our evaluation of certain oil and gas properties of Statoil ASA, which is included as Exhibit 15(a)(iii) to the Statoil ASA Annual Report on Form 20-F for the year ended December 31, 2016.

Very truly yours,

/s/ DeGOLYER & MacNAUGHTON
DeGOLYER and MacNAUGHTON Texas Registered Engineering Firm F-716